Roadrunner Transportation Systems Reports Improved Operating Results for First Quarter 2018

•	Improved business trends in Truckload & Express Services and Ascent Global Logistics segments

•	Investment in Less-than-Truckload segment turnaround continues with positive operating trends emerging in the second quarter

•	Positive outlook for remainder of 2018

•	Now current on SEC reporting

Downers Grove, IL (BUSINESS WIRE)-July 2, 2018 -- Roadrunner Transportation Systems, Inc. (“Roadrunner” or the “company”) (NYSE: RRTS), a leading asset-right transportation and asset-light logistics service provider, announced today that it has filed its Quarterly Report on Form 10-Q for the period ended March 31, 2018.

The company changed its reporting segments beginning with the first quarter of 2018 to reflect the impact of the Ascent Global Logistics integration announced on March 15, 2018. The company’s three reporting segments are: Truckload & Express Services (TES), Less-than-Truckload (LTL) and Ascent Global Logistics (Ascent).

First Quarter Financial Results

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Revenues for the quarter ended March 31, 2018 were $570.0 million, a 19.0% increase from revenues of $478.9 million for the quarter ended March 31, 2017. The increase was due to higher revenues in the company’s TES and LTL segments, partially offset by lower revenues in the Ascent segment due to the divestiture of Unitrans in September 2017.

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Operating loss was $13.4 million for the first quarter of 2018, compared to an operating loss of $17.9 million for the first quarter of 2017. Improved operating results in the TES segment were offset by higher operating losses in the LTL segment.

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Net loss increased to $23.6 million for the first quarter of 2018, compared to a net loss of $19.9 million for the first quarter of 2017, due primarily to higher interest costs related to the company’s preferred stock issued in May 2017.

•	Diluted loss per share available to common stockholders was $0.61 for the first quarter of 2018, compared to diluted loss per share of $0.52 for the first quarter of 2017.

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Adjusted EBITDA, excluding the impact of Unitrans in 2017, improved by $6.1 million to $3.1 million for the first quarter of 2018. Adjusted EBITDA for the quarters ended March 31, 2018 and 2017 is calculated as follows:

(In thousands)	Three Months Ended March 31, 2018
	TES	LTL	Ascent	Corporate/ Eliminations	Total
Net (loss) income	$4,389	$(8,720)	$6,677	$(25,989)	$(23,643)
Plus: Total interest expense	11	36	30	9,466	9,543
Plus: Provision for income taxes	—	—	—	670	670
Plus: Depreciation and amortization	6,296	913	1,188	668	9,065
Plus: Long-term incentive compensation expenses	—	—	—	577	577
Plus: Restructuring and restatement costs	—	—	—	6,913	6,913
Adjusted EBITDA	$10,696	$(7,771)	$7,895	$(7,695)	$3,125

(In thousands)	Three Months Ended March 31, 2017
	TES	LTL	Ascent	Corporate/ Eliminations	Total	Less: Unitrans	Total w/o Unitrans
Net (loss) income	$(1,704)	$(2,799)	$7,596	$(23,036)	$(19,943)	2,427	$(22,370)
Plus: Total interest expense	(17)	78	39	6,425	6,525	—	6,525
Plus: Benefit from income taxes	—	—	—	(4,492)	(4,492)	—	(4,492)
Plus: Depreciation and amortization	6,276	961	1,656	412	9,305	294	9,011
Plus: Long-term incentive compensation expenses	—	—	—	610	610	—	610
Plus: Restructuring and restatement costs	—	—	—	7,698	7,698	—	7,698
Adjusted EBITDA	$4,555	$(1,760)	$9,291	$(12,383)	$(297)	$2,721	$(3,018)
Note: Adjusted EBITDA for the Ascent segment in the first quarter of 2017, excluding Unitrans, was $6.6 million.

For more information about Adjusted EBITDA, see “Non-GAAP Financial Measures” below and the company’s SEC filings.

First Quarter Segment Results

Segment results for the quarter ended March 31, 2018 compared to the same period in 2017 are highlighted below:

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TES revenues of $326.1 million in 2018 increased 43.3% from $227.5 million in 2017 due to an increase in ground and air expedited freight business as a strong demand environment for expedited freight drove higher volumes and rates. Operating income was $4.4 million in 2018, compared to an operating loss of $1.7 million in 2017. Adjusted EBITDA increased 134.8% to $10.7 million in 2018 from $4.6 million in the prior year. The increase in Adjusted EBITDA was the result of improved results in ground and air expedited freight business, partially offset by increased equipment lease, maintenance and IT costs.

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LTL revenues of $113.1 million in 2018 increased 4.0% from $108.8 million in 2017 due to higher fuel surcharges and rates, partially offset by lower shipments. Operating loss was $8.7 million in 2018, compared to $2.7 million in 2017. Adjusted EBITDA declined to a loss of $7.8 million in 2018 from a loss of $1.8 million in the prior year. The decrease in Adjusted EBITDA was the result of higher purchased transportation costs driven by higher purchased power spot prices and increased IC costs which negatively impacted linehaul expense, increased equipment lease costs, higher claims expense and increased bad debt expense.

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Ascent revenues of $134.9 million in 2018 decreased from $145.5 million in 2017 due to the divestiture of Unitrans, which generated $25.2 million of revenue in 2017. Excluding Unitrans in the first quarter of 2017, revenue increased by 12.2% in 2018 due to higher revenue from domestic freight management (truckload and LTL brokerage) and retail consolidation (growth from existing and new customers). Operating income decreased to $6.7 million in 2018 from $7.6 million in 2017 which included $2.4 million from Unitrans. Adjusted EBITDA (excluding Unitrans in 2017) increased 20.2% to $7.9 million in 2018 from $6.6 million in the prior year. The increase in Adjusted EBITDA was the result of improved results driven by growth in retail consolidation, partially offset by increased personnel costs and other operating expenses.

Recent Events and Liquidity Update

The company continues to pursue strategies to increase the level of integration and create larger, more capable business platforms. Recent events that support these strategies include-

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In March 2018, the company announced the integration and rebranding of several operating companies, including Roadrunner Truckload Plus, into Ascent Global Logistics. The integration strengthens Ascent’s truckload brokerage capabilities and allows more customers to have easy access to Ascent’s LTL, international and retail consolidation solutions and expertise.

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In May 2018, the company announced the integration of its time definite ground and air transportation operations which goes to market as Active On-Demand powered by Rich Logistics and USA Jet. The combination of truck and aircraft fleets provides customers with expanded coverage for scheduled and unscheduled supply chain requirements that demand reliability, dependability and precision.

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In the second quarter of 2018, the company restructured its temperature controlled truckload business by completing the integration of multiple operating companies into one business unit. As part of this final integration the company also is right-sizing its temperature controlled fleets, facilities and support functions. The company expects to take a restructuring charge of approximately $5 million to $7 million in the second quarter related to fleet and facilities right-sizing and severance costs.

•	The company issued and sold shares of Series E-1 Preferred Stock to its preferred stock investor for proceeds of approximately $17.5 million on March 1, 2018 and $17.5 million on April 24, 2018.

The company currently has approximately $40 million of available funds for working capital and operating purposes from its existing borrowing capacity under its ABL facility and standby commitment from its preferred stock investor. The company is in compliance with its ABL and preferred stock investment agreements.

Discussion and Outlook

“With the filing of our Form 10-Q for the quarter ended March 31, 2018, we are now current with our SEC reporting requirements,” said Curt Stoelting, Chief Executive Officer of Roadrunner. “Comparable quarter to quarter operating results in our Truckload & Express Services and Ascent segments improved significantly in the first quarter of 2018 versus 2017. We expect positive trends in these segments to continue in 2018. As part of our investment in turning around the LTL segment, we expected to incur higher operating losses in the first quarter of 2018 than in the prior year. Our LTL management team is working to improve the quality of freight and the density within our key lanes as well as improving our service and operating metrics. By accelerating our focus on reducing our service area and eliminating unprofitable freight, we expect a reduction in 2018 second quarter revenue as compared to the prior year second quarter. We expect a sequential quarterly improvement in LTL operating results in the 2018 second quarter and we anticipate improvements in operating trends in the second half of 2018 compared to the first half.”

“As our recent activities indicate, our teams continue to execute on our plans to more fully integrate, expand and improve our TES and Ascent segments and we remain committed to investing in the long-term recovery of our LTL segment. We are also investing in information technology enhancements and new capabilities across all three segments, improving our internal controls and strengthening our core operating functions, all of which are designed to support our growth in 2018 and beyond. We expect improved operating and financial results throughout 2018 and a steady expansion of operating margins in future years,” said Stoelting.

Conference Call and Webcast

Roadrunner management will host a conference call to discuss the company’s results for the 2017 full year and 2018 first quarter on July 2, 2018 at 10:00 a.m. Eastern Time. To access the conference call, please dial 866-763-0340 (U.S.) or 703-871-3799 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 7495418. Presentation materials and a live webcast of the call can be accessed on the “events and presentations” page in the Investor Relations section of Roadrunner's website, www.rrts.com. The conference call may include forward-looking statements.
If you are unable to listen to the live call, a replay will be available through Monday, July 9, 2018 and can be accessed by dialing 855-859-2056 (U.S.) or 404-537-3406 (International). Callers will be prompted for passcode 7495418. An archived version of the webcast will also be available for a period of time under the Investor Relations section of Roadrunner's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.

Roadrunner Transportation Systems is a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner®, Active On-Demand® and Ascent Global Logistics® brands. The Roadrunner brand offers less-than-truckload, temperature controlled and intermodal services. Active On-Demand offers premium mission critical air and ground transportation solutions. Ascent Global Logistics offers domestic freight management, retail consolidation, international freight forwarding and customs brokerage. For more information, please visit Roadrunner’s websites, www.rrts.com and www.ascentgl.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which relate to future events or performance. Forward-looking statements include, among others, statements regarding the positive operating trends emerging in the second quarter of 2018; the positive outlook for the remainder of 2018; Roadrunner’s continued pursuit of strategies to increase the level of integration and create larger, more capable business platforms; Roadrunner’s expectation that it will take a restructuring charge of approximately $5 million to $7 million in the second quarter of 2018 related to fleet and facilities right-sizing and severance costs; the continued positive trends in Roadrunner’s TES and Ascent segments in 2018; Roadrunner’s expectation that it will have a reduction in 2018 second quarter revenue compared to the prior year second quarter; Roadrunner’s expected sequential quarterly improvement in LTL operating results in the second quarter of 2018 and anticipated improvements in LTL operating trends in the second half of 2018 compared to the first half of 2018; and Roadrunner’s expected improving operating and financial results throughout 2018 and a steady expansion of operating margins in future years. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases. These forward-looking statements are based on Roadrunner’s current assumptions, expectations and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties and changes in circumstances that may cause Roadrunner’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. Such factors include, among others, risks related to the restatement of Roadrunner’s previously issued financial statements, the remediation of Roadrunner’s identified material weaknesses in its internal control over financial reporting, the litigation resulting from the restatement of Roadrunner’s previously issued financial statements and the other risk factors contained in Roadrunner’s SEC filings, including Roadrunner’s Annual Report on Form 10-K for the year ended December 31, 2017. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, Roadrunner assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof.
Non-GAAP Financial Measures
EBITDA represents earnings before interest, taxes, depreciation and amortization. Roadrunner calculates Adjusted EBITDA as EBITDA excluding impairment and other non-cash gains and losses, other long-term incentive compensation expenses, losses from debt extinguishments, restructuring and restatements costs associated with legal matters (including the company’s internal investigation, SEC compliance and debt restructuring costs), and adjustments to contingent purchase obligations. Roadrunner uses Adjusted EBITDA as a supplemental measure in evaluating its operating performance and when determining executive incentive compensation. Roadrunner believes Adjusted EBITDA is useful to investors in evaluating its performance compared to other companies in its industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of Adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. Although Roadrunner’s management uses Adjusted EBITDA as a financial measure to assess the performance of its business compared to that of others in Roadrunner’s industry, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Roadrunner’s results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect Roadrunner’s cash expenditures, future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, Roadrunner’s working capital needs;

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Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Roadrunner’s debt or dividend payments on Roadrunner’s preferred stock;

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Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in Roadrunner’s industry may calculate Adjusted EBITDA differently than Roadrunner does, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to Roadrunner to invest in the growth of the company’s business. Roadrunner compensates for these limitations by relying primarily on Roadrunner’s results of operations under GAAP.
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Contact:

Reputation Partners
Marilyn Vollrath
414-376-8834
ir@rrts.com